EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT
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                          CUMBERLAND TECHNOLOGIES, INC.


     As of December 31, 2002, the subsidiaries of Cumberland Technologies, Inc. were as follows:

o        Surety Specialists, Inc.

o        Cumberland Casualty & Surety Company

o        Qualex Consulting Group, Inc.

o        The Surety Group, Inc.

o        Associates Acquisition Corp. d/b/a Surety Associates